Exhibit 21

Q-MED, INC.

A DELAWARE CORPORATION

SCHEDULE OF SUBSIDIARIES

Heart Map, Inc., a Delaware corporation, 83% owned (dissolved in December 2005).

Interactive Heart Management Corp., a Delaware corporation, 100% owned.

HeartMasters LLC, a Delaware Limited Liability Company, 50% owned indirectly (dissolved in December 2005).

QMedCare, Inc., a Delaware Corporation, 100% owned.

Positive Directions, Inc., a Delaware Corporation, 100% owned.

QMedCare Dakota, LLC, a South Dakota Corporation, 100% owned by QMedCare, Inc.

Lakeshore Captive Insurance Company, Inc., a South Carolina Corporation, 100% owned by QMedCare, Inc.

QMedCare of New Jersey, Inc., a New Jersey Corporation, 100% owned.